EXHIBIT 99.1
DELTA PETROLEUM CORPORATION
Daniel Taylor, Chairman
Carl Lakey, CEO
Kevin Nanke, Treasurer and CFO
Broc Richardson, V.P. Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION SIGNS DEFINITIVE
AGREEMENT TO SELL NON-CORE ASSETS FOR $130 MILLION AND
ANNOUNCES REDETERMINATION OF ITS BORROWING BASE
     DENVER, Colorado (July 26, 2010) — Delta Petroleum Corporation (Delta) (NASDAQ Global Market: DPTR), an independent oil and gas exploration and development company, announced today that it has entered into a Purchase and Sale Agreement (PSA) with Wapiti Oil & Gas, L.L.C. (Wapiti) to sell various non-core assets for $130 million. The parties expect to consummate the transaction in August.
     The non-core assets to be sold to Wapiti include all of Delta’s 31% working interest in the Garden Gulch field of the Piceance Basin in Colorado, all of its working interest in the Baffin Bay field of Texas, all of its interest in Piper Petroleum, half of its working interest in its DJ Basin fields, as well as half of its working interest in the following fields in Texas: Caballos Creek, Choke Canyon, Midway Loop, Newton, and Norian. Delta also will sell to Wapiti its working interest in its acreage positions in the DJ Basin of Wyoming, Colorado and Nebraska; and other acreage in South Texas. Along with the sale of the working interests, Delta has agreed to allow Wapiti to operate the Newton and Midway Loop fields, as well as the other fields of Texas of which it was the operator.
     Carl Lakey, Delta’s CEO commented, “This asset sale is an important step for Delta and allows us to continue to reduce our overall leverage and meaningfully strengthen our liquidity position. We will be selling Wapiti our interest in assets that we increasingly considered non-core as we continue to focus on our main asset, the Vega Area, of the Piceance Basin. We believe the assets to be sold in this transaction are not adequately valued by the market as part of Delta, making this sale of non-core assets all the more attractive. The immediate use of proceeds will be to pay down the outstanding balance on our senior credit facility.”
     Morgan Stanley and Evercore acted as financial advisors to Delta in connection with this transaction.
     The Company also announced that it signed a new amendment to its credit agreement of its senior credit facility. According to the new amendment and upon the closing of the transaction, its borrowing base will be reduced to $35 million. Additionally, the amendment permits the Company to spend up to $28 million in capital expenditures for the third and fourth quarter 2010.
ABOUT DELTA PETROLEUM
     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core areas of operations are the Rocky Mountain and Gulf Coast Regions, which comprise the majority of its proved reserves, production and long-term growth prospects. Its common stock is listed on the NASDAQ Global Market System under the symbol “DPTR.”
FORWARD-LOOKING STATEMENTS
     Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, anticipated transaction structure and terms of the transaction, use of proceeds, adequacy of capital provided by transaction and status of the Company’s strategic alternatives process. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, uncertainties in the closing process under the of definitive agreements, the ability to obtain necessary third party consents, as well as general market conditions, competition and pricing. Please refer to the Company’s report on Form 10-K for the year ended December 31, 2009 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com

SOURCE:	Delta Petroleum Corporation